Exhibit 99.1

CRESTWOOD RRH, LTD.

FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

CRESTWOOD RRH, LTD.

FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

CONTENTS

PAGE

Independent Auditors’ Report Letter	3

Financial Statements:

Balance Sheets	4 & 5

Statements of Operations	6

Statements of Changes in Partners’ Equity (Deficit)	7

Statements of Cash Flows	8

Notes to the Financial Statements	9 - 11

Supplemental Information:

Schedules of Expenses	12

Independent Auditors’ Report

To the Partners of

CRESTWOOD RRH, LTD.

We have audited the accompanying balance sheets of CRESTWOOD RRH, LTD. as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ equity (deficit) and cash flows for the years then ended.  These financial statements are the responsibility of the General Partner and management of the Partnership.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of CRESTWOOD RRH, LTD., as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental information is presented for the purpose of additional analysis and is not a required part of the basic financial statements.  This supplemental information is the responsibility of the Partnership’s management.  Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/S/ Pailet, Meunier and LeBlanc CPA

Pailet, Meunier and LeBlanc CPA

Metairie, LA

February 25, 2008

CRESTWOOD RRH, LTD.

(A FLORIDA LIMITED PARTNERSHIP)

BALANCE SHEETS

DECEMBER 31, 2007 AND 2006

ASSETS

	2007	2006
CURRENT ASSETS
Cash and cash equivalents	$107,951	$67,142
Accounts receivable	5,954	7,281
Prepaid expenses and other current assets	500	500

TOTAL CURRENT ASSETS	114,405	74,923

RESTRICTED DEPOSITS AND FUNDED RESERVES
Tenants’ security deposits	50,750	49,750
Real estate tax and insurance escrow	153,936	51,449
Replacement reserve escrow	309,156	242,242

TOTAL RESTRICTED DEPOSITS AND FUNDED RESERVES	513,842	343,441

RENTAL PROPERTY
Buildings and components	8,551,027	8,551,027
Development and acquisition fees	1,877,705	1,877,705
Furniture and equipment	798,528	798,528

	11,227,260	11,227,260
Less accumulated depreciation	(6,356,612)	(5,950,079)

	4,870,648	5,277,181
Land	360,000	360,000

NET RENTAL PROPERTY	5,230,648	5,637,181

OTHER ASSET
Deferred loan costs (net of amortization)	105,952	116,548

	$5,964,847	$6,172,093

The accompanying notes are an integral part of these financial statements.

CRESTWOOD RRH, LTD.

(A FLORIDA LIMITED PARTNERSHIP)

BALANCE SHEETS

DECEMBER 31, 2007 AND 2006

LIABILITIES AND EQUITY (DEFICIT)

	2007	2006
CURRENT LIABILITIES
Current maturities of long-term debt	$186,680	$170,247
Accounts payable	522,407	429,360
Accrued management fee	120,000	100,000
Accrued interest	24,321	25,634

TOTAL CURRENT LIABILITIES	853,408	725,241

DEPOSITS AND PREPAYMENT LIABILITIES
Tenants’ security deposits	50,750	49,750

LONG-TERM LIABILITIES
Loan payable - affiliate	55,000	55,000
Mortgage payable	3,155,216	3,325,463
Less current maturities.	(186,680)	(170,247)
Advances from General Partner	147,168	131,168

TOTAL LONG-TERM LIABILITIES	3,170,704	3,341,384

TOTAL LIABILITIES	4,074,862	4,116,375

PARTNERS’ EQUITY (DEFICIT)	1,889,985	2,055,718

	$5,964,847	$6,172,093

The accompanying notes are an integral part of these financial statements.

CRESTWOOD RRH, LTD.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
REVENUES:
Rental	$1,391,901	$1,310,504
Laundry	2,317	2,576
Security deposits earned	21,123	18,323
Other	30,103	34,293

TOTAL REVENUES	1,445,444	1,365,696

EXPENSES:
Maintenance and operating	341,443	387,606
Utilities	43,858	43,634
Administrative	213,231	226,297
Taxes and insurance	281,553	206,984
Interest	299,195	314,297
Depreciation and amortization	417,129	406,673

TOTAL EXPENSES	1,596,409	1,585,491

INCOME (LOSS) FROM RENTAL OPERATIONS	(150,965)	(219,795)

OTHER INCOME AND (EXPENSES):
Interest income	5,232	3,524
Partnership management and reporting fees	(20,000)	(20,000)
Gain (loss) on disposition of rental property	-0-	(31,607)

TOTAL OTHER INCOME AND (EXPENSES)	(14,768)	(48,083)

NET INCOME (LOSS)	$(165,733)	$(267,878)

The accompanying notes are an integral part of these financial statements.

CRESTWOOD RRH, LTD.

STATEMENTS OF CHANGES IN PARTNERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Total	General Partner(s)	Limited Partner(s)
Partners’ equity (deficit) - January 1, 2006	$2,224,158	$327,748	$1,896,410

Net income (loss)	(267,878)	(2,679)	(265,199)

*Prior period adjustment	99,437	994	98,444

Partners’ equity (deficit) - December 31, 2006	2,055,718	326,063	1,729,655

Net income (loss)	(165,733)	(1,657)	(164,076)

Partners’ equity (deficit) - December 31, 2007	$1,889,985	$324,406	$1,565,579

*Prior year net losses from involuntary conversion have been capitalized to building and components.

The accompanying notes are an integral part of these financial statements.

CRESTWOOD RRH, LTD.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(165,733)	$(267,878)
Adjustments to reconcile net income (loss) to net cash provided by (used by) operating activities:
Depreciation and amortization	417,129	406,673
(Gain) loss on disposal of rental property	-0-	31,607
Changes in:
Accounts receivable	1,327	4,649
Tax and insurance escrow	(102,487)	1,223
Accounts payable	93,047	108,631
Accrued expenses	18,687	18,803

TOTAL ADJUSTMENTS	427,703	571,586

NET CASH PROVIDED BY (USED BY) OPERATING ACTIVITIES	261,970	303,708

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits to reserve for replacements	(66,914)	(66,166)
Purchase of rental property	-0-	(122,958)

NET CASH PROVIDED BY (USED BY) INVESTING ACTIVITIES	(66,914)	(189,124)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from General Partner	16,000	51,000
Repayments to General Partner	-0-	(12,000)
Principal payments on mortgage loan	(170,247)	(155,261)

NET CASH PROVIDED BY (USED BY) FINANCING ACTIVITIES	(154,247)	(116,261)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	40,809	(1,677)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	67,142	68,819

CASH AND CASH EQUIVALENTS - END OF YEAR	$107,951	$67,142

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$300,508	$315,494

The accompanying notes are an integral part of these financial statements.

CRESTWOOD RRH, LTD.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

A.           ORGANIZATION

The Partnership was formed as a Limited Partnership under the laws of the State of Florida, on December 13, 1989, for the purpose of acquiring land, owning, constructing and operating a 216 unit multi-family rental housing project.

B.             SIGNIFICANT ACCOUNTING POLICIES

Accounting Method

The accompanying financial statements have been prepared on the accrual basis of accounting.

Property and Equipment

Buildings, improvements and equipment are being depreciated on various methods over 5 to 27.5 years for both financial statement and income tax accounting purposes.  Expenditures for maintenance and repairs are charged to expense as incurred.  The Partnership reviews its investment in real estate for impairment whenever events or changes in circumstances indicate that the carrying value of such property may not be recoverable.  There were no impairment losses recognized in 2007 or 2006.

Amortization

Deferred loan costs are amortized over the terms of the loan using the straight-line method.

Rental Income

Rental income is recognized as rentals become due.  Rental payments received in advance are deferred until earned.  All leases between the Partnership and the tenants of the property are operating leases.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, the Partnership considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

CRESTWOOD RRH, LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

C.             INCOME TAXES

No income tax provision has been included in the financial statements because income or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

D.            MORTGAGE PAYABLE

The mortgage payable is to CAPMARK and is collateralized by a first mortgage on the rental property.  The mortgage bears interest at 9.25% per annum.  The loan is being amortized as follows:

$39,230  payable monthly until the principal and interest are fully paid except that the final installment shall be due and payable on July 1, 2018.

Maturities of the note payable are as follows for the years ended December 31:

2008	$186,680
2009	204,700
2010	224,458
2011	246,124
2012	269,880
Thereafter	2,023,374

$3,155,216

E.              TRANSACTIONS WITH RELATED PARTIES

An affiliate performs rental, administrative and accounting services for CRESTWOOD RRH, LTD. in its capacity as managing agent of the Project for which the affiliate received $84,045 in 2007 and $78,901 in 2006.  The affiliate has also advanced the Partnership funds to cover cash flow deficits.  No amounts were advanced or paid back during 2007 and 2006.  The balance owed as of 2007 and 2006 was $55,000.

The Partnership is committed to pay annual management and reporting service fees of $20,000 to its General Partner and an affiliate of the Limited Partner if and when sufficient cash flow, as defined in the partnership agreement, is available.  The Partnership accrued management and reporting fees of $20,000 in 2007 and 2006, respectively.

The General Partner is obligated through the terms of the Partnership to advance funds to the Partnership to cover deficits that may arise, as defined in the partnership agreement.  During 2007 and 2006, $16,000 and $51,000, respectively, was advanced to cover cash flow deficits.  Amounts paid back during 2007 and 2006 were $0 and $12,000, respectively.  The balance owing as of December 31, 2007 and 2006 was $147,168 and $131,168, respectively.

CRESTWOOD RRH, LTD.

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

F.              VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Partnership’s operations are concentrated in the multifamily real estate market.  In addition, the Partnership operates in a heavily regulated environment.  The operations of the Partnership are subject to the administrative directives, rules and regulations of federal, state and local regulatory agencies.  Such administrative directives, rules and regulations are subject to change by acts of or administrative changes mandated by these regulatory agencies.  Such changes occur with little notice or inadequate funding to pay for the related cost, including the additional administrative burden, to comply with a change.

G.             TAXABLE INCOME (LOSS)

A reconciliation of financial statement net income (loss) to taxable income (loss) of the Partnership for the years ended December 31, 2007 and 2006 is as follows:

	2007	2006

Financial statement net income (loss)	$(165,733)	$(267,878)

Adjustments:
Depreciation	-0-	(8,837)
Gain (loss) on disposition of asset	-0-	(60)

Taxable income (loss)	$(165,733)	$(276,775)

H.            CONCENTRATION OF CREDIT RISK

The Partnership has funds exceeding $100,000 during the year in a single financial institution which exceeds the Federal Deposit Insurance Corporation insurable limits.

CRESTWOOD RRH, LTD.

SCHEDULES OF EXPENSES

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

		2007	2006
	MAINTENANCE AND OPERATING
Repairs	- payroll	$69,076	$69,197
	- supply	48,495	65,967
	- contract	67,252	108,829
	Painting and decorating	19,572	28,030
	Grounds	33,507	36,868
	Services	49,982	40,572
	Furniture and furnishing replacement	53,559	38,143

		$341,443	$387,606
	UTILITIES
	Electricity	$28,018	$28,444
	Water	2,584	2,793
	Sewer	4,769	4,775
	Fuel	3,562	3,145
	Garbage and trash removal	3,846	3,393
	Other utilities	1,079	1,084

		$43,858	$43,634
	ADMINISTRATIVE
	Site management payroll	$46,007	$34,724
	Management fee	84,045	78,901
	Auditing	6,650	8,691
	Legal	4,048	16,977
	Advertising	14,747	13,429
	Telephone	3,998	5,436
	Office supplies	24,177	37,300
	Health insurance	9,639	7,687
	Payroll taxes	11,513	10,592
	Training	133	325
	Workmen’s compensation	8,274	6,998
	Other administrative expenses	-0-	5,237

		$213,231	$226,297
	TAXES AND INSURANCE
	Real estate taxes	$120,268	$131,021
	Other taxes, licenses and permits	1,759	1,451
	Property and liability insurance	159,526	74,512

		$281,553	$206,984